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                                                                   Exhibit 10(a)

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in Amendment No. 33 to the Registration Statement on Form N-4 (File No. 33-47786) of our report dated April 10, 1998, on our audits of the statement of assets and liabilities as of December 31, 1997, and the related statements of operations and changes in net assets for each of the two years in the period then ended of the VA-I Separate Account of UNUM Life Insurance Company of America and our report dated February 4, 1998, on our audits of the financial statements as of and for the years ended December 31, 1997 and 1996, of UNUM Life Insurance Company of America. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information.


                                       /s/ Coopers & Lybrand L.L.P.

Portland, Maine
May 1, 1998